Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the (1) Registration Statement (Forms S-8 No. 333-72724 and No. 333-40520) pertaining to the Private Business Inc. 2000 Employee Stock Purchase Plan and (2) Registration Statement (Form S-8 No. 333-116402) pertaining to the Private Business, Inc. 2004 Equity Incentive Plan, of our report dated January 29, 2004, with respect to the financial statements of Total Bank Technology Solutions, Inc. for the year ended December 31, 2003, and of report dated January 26, 2005, with respect to the financial statements of Total Bank Technology Solutions, Inc. for the year ended December 31, 2004, each of which is included in the Current Report (Form 8-K) of Private Business, Inc. filed on April 25, 2005.
/s/ Stockman Kast Ryan & Co., LLP
Colorado Springs, Colorado
April 24, 2006